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                                                               February 11, 1997




Eagle USA Airfreight, Inc.
3214 Lodestar
Houston, Texas 77032

Gentlemen:

                 As set forth in the Registration Statement on Form S-3, Registration No. 333-20211 (the "Registration Statement"), filed by Eagle USA Airfreight, Inc., a Texas corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,547,758 shares (the "Shares") of the Company's common stock, par value $.001 per share ("Common Stock"), together with 232,164 additional shares (the "Additional Shares") of Common Stock subject to the underwriters' over-allotment option as described in the Registration Statement, certain legal matters in connection with the Shares and the Additional Shares are being passed upon for you by us.

                 We understand that the Shares and any Additional Shares are to be sold by Mr. Daniel S. Swannie and the Company, respectively, pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") in substantially the form filed as Exhibit 1.1 to the Registration Statement.

                 In our capacity as your counsel in the connection referred to above, we have examined the Second Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.





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Eagle USA Airfreight, Inc.              -2-                    February 11, 1997




                 On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

                 1. The Company is a corporation duly incorporated under the laws of the State of Texas.

                 2. The Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and nonassessable.

                 3. When offered as described in the Registration Statement, and upon (a) the taking of action by the duly authorized Pricing Committee of the Board of Directors of the Company to approve the Underwriting Agreement and (b) the sale of any Additional Shares in accordance with the terms and provisions of the Underwriting Agreement and as described in the Registration Statement, any Additional Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

                 We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                        Very truly yours,


                                        Baker & Botts, L.L.P.